                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                              WALBRO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                              WALBRO CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                           [WALBRO CORPORATION LOGO]






                               WALBRO CORPORATION
                                1227 CENTRE ROAD
                          AUBURN HILLS, MICHIGAN 48326
                                 (248) 377-1800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       AND
                                 PROXY STATEMENT

                                 MARCH 23, 1999


To the Stockholders of
Walbro Corporation

         The Annual Meeting of the stockholders of Walbro Corporation, a Delaware corporation, will be held in Chicago, Illinois at the offices of Katten Muchin & Zavis, 525 West Monroe Street, on May 4, 1999 at 10:00 a.m. for the following purposes:

         (1) To elect three Directors to serve for a term of three years or until their successors have been elected and qualified;

         (2) To approve the amendment to the Walbro Corporation Equity Based Long Term Incentive Plan; and

         (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The Board of Directors of the Company (the "Board of Directors" or "Board") has fixed the close of business on March 8, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. The transfer books of the Company will not be closed. It is anticipated that this Notice and Proxy Statement and the enclosed form of proxy will first be sent to the stockholders on or about March 23, 1999.

         The Board of Directors would like to have all stockholders represented at the meeting. Whether or not you plan to attend the meeting, you are urged to fill in, date and sign your proxy, and return it in the accompanying envelope. You have the power to revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, and the giving of a proxy will not affect your right to vote in person if you attend the meeting. Your proxy is being solicited by the Board of Directors on behalf of the Company, and the cost of solicitation will be paid by the Company. Proxies may be solicited by personal interview, telephone or telegram by the officers, employees or directors of the Company, none of whom will receive any compensation therefor in addition to his or her regular compensation. In addition, the Company has engaged Morrow & Co., Inc. to solicit proxies by telephone, mail or personal contact from brokers, bank nominees, other institutional holders and the 100 individual stockholders of record holding the greatest number of shares of the Company's common stock, par value $.50 per share ("Common Stock"). The Company will pay Morrow & Co. a fee of $4,000 for its services.

         On March 8, 1999, there were 8,688,294 shares of Common Stock outstanding, each of which is entitled to one vote. An Annual Report for the fiscal year 1998 containing financial and other information pertaining to the Company is being mailed to the stockholders together with this Notice and Proxy Statement.

         The vote of a majority of the shares present in person or by proxy at the meeting will be required to elect the candidates for Director and to approve the amendment to the Walbro Corporation Equity Based Long Term Incentive Plan.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will also count abstentions for purposes of voting on any proposal presented at the meeting or any adjournment thereof. Abstentions will have the same effect as a vote against a proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS
         Pursuant to the power vested in it under Article VI of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), the Board of Directors has fixed the number of Directors which shall constitute the whole Board at seven. Article VI of the Restated Certificate also provides that the Board members shall be classified with respect to the time for which they shall hold office by dividing them into three classes, the members of each class to hold office for a term of three years. Three Class III Directors are to be elected at the Annual Meeting of Stockholders on May 4, 1999 for a term of three years expiring at the Annual Meeting of Stockholders in 2002.

         If for any reason a nominee should become unavailable for election, the proxy will be voted for a replacement nominee selected by the Board of Directors. At this time the Company knows of no reason why the nominee would not be available for election.

to vote in person if you attend the meeting. Your proxy is being solicited by the Board of Directors on behalf of the Company, and the cost of solicitation will be paid by the Company. Proxies may be solicited by personal interview, telephone or telegram by the officers, employees or directors of the Company, none of whom will receive any compensation therefor in addition to his or her regular compensation. In addition, the Company has engaged Morrow & Co., Inc. to solicit proxies by telephone, mail or personal contact from brokers, bank nominees, other institutional holders and the 100 individual stockholders of record holding the greatest number of shares of the Company's common stock, par value $.50 per share ("Common Stock"). The Company will pay Morrow & Co. a fee of $4,000 for its services.

         On March 8, 1999, there were 8,688,294 shares of Common Stock outstanding, each of which is entitled to one vote. An Annual Report for the fiscal year 1998 containing financial and other information pertaining to the Company is being mailed to the stockholders together with this Notice and Proxy Statement.

         The vote of a majority of the shares present in person or by proxy at the meeting will be required to elect the candidates for Director and to approve the amendment to the Walbro Corporation Equity Based Long Term Incentive Plan.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will also count abstentions for purposes of voting on any proposal presented at the meeting or any adjournment thereof. Abstentions will have the same effect as a vote against a proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Pursuant to the power vested in it under Article VI of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), the Board of Directors has fixed the number of Directors which shall constitute the whole Board at seven. Article VI of the Restated Certificate also provides that the Board members shall be classified with respect to the time for which they shall hold office by dividing them into three classes, the members of each class to hold office for a term of three years. Three Class III Directors are to be elected at the Annual Meeting of Stockholders on May 4, 1999 for a term of three years expiring at the Annual Meeting of Stockholders in 2002.

         If for any reason a nominee should become unavailable for election, the proxy will be voted for a replacement nominee selected by the Board of Directors. At this time the Company knows of no reason why the nominee would not be available for election.

INFORMATION AS TO THE NOMINEES

         The name of the nominees for the office of Director, together with certain information concerning such nominees, is set forth below:



                                                                                                        SERVED AS
                                              PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE               DIRECTOR
        DIRECTOR            AGE                        DURING THE PAST FIVE YEARS                         SINCE
------------------------   -----   ------------------------------------------------------------------   ----------
                                                    CLASS III
                                              TERM EXPIRES IN 2002:
William T. Bacon, Jr.       76           Associate, ABN AMRO since 1994. ABN                               1972
*                                        AMRO is a banking services corporation
**                                       with its headquarters in The
                                         Netherlands. Honorary Director, Stifel
                                         Financial Corp. 1984-1994. Stifel
                                         Financial is an investment banking
                                         services corporation. Prior thereto,
                                         Managing Partner of Bacon Whipple &
                                         Co., Inc. Bacon Whipple was an
                                         investment banking services corporation
                                         which merged with Stifel Financial.

Frank E. Bauchiero          64           Chief Executive Officer since April 17,                           1990
*                                        1998, President since August 1996 and
****                                     Chief Operating Officer from August
                                         1996 to April 1998. President,
                                         Industrial Group, Dana Corporation
                                         North American Operations, Dana
                                         Corporation from 1989 to 1996, Dana
                                         Group Vice-President, 1987-1990. Dana
                                         Corporation manufactures automotive
                                         product systems, mobile off-highway
                                         equipment and industrial equipment.
                                         Also a director of Regal Beloit Corp.
                                         and Rockford Products Corp.

Vernon E. Oechsle           56           President, Chief Executive Officer and                            1994
***                                      Director of Quanex Corporation since
****                                     1996; Chief Operating Officer of Quanex
                                         Corporation, 1993-1995. Quanex is a
                                         manufacturer of specialty steel and
                                         aluminum products. Director of
                                         Precision Castparts Corp. since 1996.
                                         From 1990 to 1992, Chief Executive
                                         Officer of Allied Signal Automotive;
                                         prior thereto Group Executive,
                                         Automotive and Truck for Dana
                                         Corporation and President of
                                         Hayes-Dana, Dana's Canadian subsidiary.




INFORMATION AS TO DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE
MEETING

         The name of, and certain information with respect to, the remaining four Directors of the Company are as follows:

------------------
*        Member of the Executive/Directors Committee
**       Member of the Compensation Committee
***      Member of the Audit Committee
****     Member of the Human Resource Planning Committee



                                                                                                         SERVED AS
                                               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE               DIRECTOR
        DIRECTORS            AGE                        DURING THE PAST FIVE YEARS                         SINCE
--------------------------   ----   ------------------------------------------------------------------   ----------

                                                     CLASS II
                                               TERM EXPIRES IN 2001:

John E. Utley                 58         Deputy President and Senior Vice                                  1993
*                                        President, Sales and Marketing of Lucas
**                                       Varity Automotive since 1998. Senior
***                                      Vice President of Lucas Varity PLC from
                                         1996 to 1998. Senior Vice President of
                                         Varity Corporation from 1994 to 1996.
                                         Chairman of the Board of Kelsey-Hayes
                                         Company from 1992 to 1996 and Vice
                                         Chairman and Vice President from 1989
                                         to 1992. Lucas Varity Automotive is a
                                         supplier of automotive braking systems,
                                         electrical systems and diesel systems.




                                                      CLASS I
                                               TERM EXPIRES IN 2000:

J. Dwane Baumgardner            58       Chairman, President and Chief Executive                           1997
***                                      Officer of Donnelley Corporation since
                                         1986. Donnelley Corporation is a
                                         manufacturer of automotive vision
                                         systems, modular window systems and
                                         coated glass products. From 1982 to
                                         1986, Chief Executive Officer,
                                         President and Chief Operating Officer
                                         of Donnelley Corporation, prior thereto
                                         Vice President, Technology of Donnelley
                                         Corporation. Also a director of SL
                                         Industries, Inc. and Wescast
                                         Industries.

Robert D. Tuttle                73       A Director of Woodhead Industries, Inc.                           1981
**                                       From 1980 to 1991, Chairman, CEO and
****                                     Director of SPX Corporation which
                                         produces specialty tools and equipment
                                         and distributes automotive components.

Robert H. Walpole               59       Vice President of Planning since                                  1983
                                         October 1998. President, 1983 Asia
                                         Pacific Region from January 1997 to
                                         October 1998. From 1991 to 1996,
                                         President of Walbro Engine Management
                                         Corporation. Vice President of the
                                         Company since 1983.



BOARD MEETINGS AND COMMITTEES

         The Company has an Audit Committee, a Compensation Committee, an Executive/Directors Committee and a Human Resource Planning Committee.

         The Audit Committee, consisting of Messrs. Vernon E. Oechsle (Chairman), J. Dwane Baumgardner and John E. Utley, met twice in 1998 and recommended to the Board of Directors the selection of the Company's independent public accountants and reviewed the plan, scope and results of such independent public accountants' audit. The primary purpose and function of the Audit Committee


-------------
*       Member of the Executive/Directors Committee
**      Member of the Compensation Committee
***     Member of the Audit Committee
****    Member of the Human Resource Planning Committee
is to provide an opportunity for direct communication with the Board of Directors by the Company's independent public accountants.

         The Compensation Committee of the Board of Directors met four times in 1998. Mr. William T. Bacon, Jr. served as Chairman assisted by two other outside directors, Mr. Robert D. Tuttle and Mr. John E. Utley. The Compensation Committee awards stock options under the Company's stock option plans, determines the compensation of the Company's executive officers and reviews, and sets the policies for, the compensation payable to approximately the next 25 most highly compensated employees of the Company. See "Compensation Committee Report on Executive Compensation."

         The Executive/Directors Committee of the Board did not meet in 1998. Messrs. Bauchiero (Chairman), Bacon and Utley serve on this committee. The Executive/Directors Committee is vested with the powers of the Board, except those powers specifically reserved by Delaware law to the full Board. The Executive/Directors Committee exists to give the Board the flexibility to make decisions during intervals between regular meetings of the full Board. In addition, the Executive/Directors Committee (i) conducts a continuing study of the size, structure, and composition of the Board; (ii) seeks out and interviews possible candidates and reports its recommendations to the Board; (iii) periodically reviews the Board's tenure policy; and (iv) determines the criteria for selection and retention of Board members. Although the Committee has its own procedures for selecting nominees for Board membership, it will give due consideration to nominees recommended by stockholders. A stockholder desiring to recommend a person for nomination to the Board should submit a complete resume of the proposed nominee's qualifications and background together with a statement setting forth the reasons why such person should be considered for membership. Such information should be addressed to the Secretary of the Company.

         The Human Resources Planning Committee of the Board met once in 1998. The members of this committee are Messrs. Tuttle (Chairman), Bauchiero and Oechsle. The Human Resource Planning Committee reviews the short and long range human resource needs of the Company and advises management of its assessment. Also, the Human Resource Planning Committee evaluates strategic human resource needs including senior executive succession.

          The Board of Directors held six regular meetings and five special meetings in 1998. During 1998, all of the elected directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which a director served) and the total number of meetings held by all committees of the Board on which they individually served (during such period for which such director served).

COMPENSATION OF THE BOARD OF DIRECTORS

         Employee-officers who are also Directors do not receive compensation for their service as Directors. The non-employee Directors of the Company receive an attendance fee of $1,200 for each Directors' meeting attended, $750 for each committee meeting attended and $350 for each telephone meeting of the full Board or a Committee. Additionally, non-employee Directors of the Company receive an annual retainer of $20,000.

         In addition, effective April 1, 1998, John E. Utley was awarded a consulting contract related to his duties as Chairman of the Board. The contract provides payment of $30,000 per year for services not to exceed 25 hours per month. Mr. Utley was elected Chairman of the Board effective May 20, 1998.

         THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES NAMED ABOVE AND YOUR PROXY WILL BE SO VOTED UNLESS AUTHORITY IS WITHHELD.

                                   PROPOSAL 2

                                 APPROVAL OF THE
            AMENDMENT TO THE AMENDED AND RESTATED WALBRO CORPORATION
                      EQUITY BASED LONG TERM INCENTIVE PLAN

         The stockholders are asked to consider and vote upon a proposal to amend the Amended and Restated Walbro Corporation Equity Based Long Term Incentive Plan ("Equity Plan"). The text of the Amendment is set out in its entirety in the attached Appendix A.

         The Board of Directors adopted the Equity Plan to give officers and key employees the opportunity to receive stock option grants in lieu of certain cash compensation, to increase the proportion of compensation tied to stock ownership and to reduce the proportion payable in cash. Consistent with this intention, the stockholders of the Company approved the Equity Plan to permit the Company to grant options and other equity based awards to selected persons. The Board of Directors continues to believe that the ability of the Company to make such awards will be effective in aligning the interests of the Company's key employees, officers and non-employee directors with its stockholders and will help motivate and focus the Company's employees, officers and directors in the creation and improvement of stockholder value. The Equity Plan is a flexible plan that permits the Company broad discretion to fashion the terms of the awards to provide eligible participants with appropriate stock-based incentives.

         Stockholder approval of the amendment to the Equity Plan is sought (i) to comply with the corporate governance requirements of the Nasdaq National Market, (ii) to qualify the Equity Plan under Section 162(m) of the Internal Revenue Code, and thereby allow the Company to deduct for Federal income tax purposes certain stock option and stock appreciation right awards to the Chief Executive Officer and the four most highly compensated Executive Officers other than the CEO under the Equity Plan and (iii) to increase the number of shares authorized for issuance under the Equity Plan.

         If the amendment is approved, an aggregate number of shares of Common Stock equal to an additional 5% of the number of shares of Common Stock outstanding on March 8, 1999, will be reserved for issuance pursuant to the Equity Plan. Based upon the number of shares outstanding on such date, there will be 434,415 additional shares available for issuance under the Plan. It is not possible to determine the number of shares of Common Stock that will in the future be issued under the Equity Plan to any particular individual, other than Frank E. Bauchiero. Of such additional shares, 350,000 shares of Common Stock will be granted to Mr. Bauchiero, pursuant to his employment agreement, upon approval of the amendment. The dollar value of such a grant is indeterminable because the grant has not yet been made. In the discretion of the Equity Plan Committee (identified more fully herein), shares of Common Stock subject to an award under the Equity Plan that are forfeited, otherwise remain unissued upon termination of an award or are received by the Company in connection with the exercise of an award shall become available for additional awards under the Equity Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE EQUITY PLAN AS AMENDED AND RESTATED.

                   IDENTIFICATION OF OTHER EXECUTIVE OFFICERS

         A description of the Company's other executive officers, excepting those officers who are also Directors, is set forth below:


              NAME                   AGE                     EXPERIENCE DURING THE PAST FIVE YEARS
---------------------------------   ------  -----------------------------------------------------------------------

Daniel L. Hittler                     63    Secretary of the Company since 1993.  Chief Administrative Officer of the Company from 1994 to present.  Director of Administration from 1992 to 1993.

Michael A. Shope                      54    Chief Financial Officer of the Company since December 1993.
                                            Treasurer of the Company since April 1994.  Treasurer of Libbey-
                                            Owens-Ford Co., a manufacturer of glass for automotive and industrial applications, from 1986 to 1993.

Richard H. Whitehead, III             54    President, Europe and South America Region since January 1997.
                                            Vice-President of the Company from 1988 to 1996.  Vice-
                                            President/General Manager, of the Automotive Division-Whitehead,
                                            from 1988 to 1990.

Thomas J. DeJong                      45    President, North America since October 1998.  Vice President -
                                            Sales and Marketing for the North American Region since 1998.
                                            Executive Director, Sealing Systems Group of Magna Corporation, a
                                            manufacturer of automotive components and systems, from 1996 to
                                            1998.  Vice President, Sales/Marketing/Design Engineering of
                                            Gencorp Vehicle Sealing Systems, a manufacturer of sealing systems and trim for the automotive industry, from 1992 to 1996.



         For a description of those executive officers who are also Directors, see the Classes I, II and III Director charts. Each executive officer shall serve in the capacity described above until such time as his successor is duly elected and qualified.

                           INDEBTEDNESS OF MANAGEMENT

         Lambert E. Althaver, the Company's former Chief Executive Offer, as of the effective date of his retirement, April 17, 1998, owed $100,000 to the Company which is the maximum amount of indebtedness Mr. Althaver has had to the Company since January 1, 1997. The indebtedness relates to loans made by the Company to Mr. Althaver and to approximately 24 other employees (collectively the "Borrowers") to permit them to repay individual bank loans that came due. The bank loans originated approximately nine years ago to enable the Borrowers collectively to acquire approximately 84,500 shares of the Common Stock from UIS, Inc. which had acquired the shares in 1987 as part of an unsuccessful tender offer strategy. The loans carried interest at prime. The loan was repaid on June 8, 1998.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Exchange Act requires the Company's officers, directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during 1998 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

         Dr. J. Dwane Baumgardner did not timely file on a Form 3 during 1997; however, the information required was subsequently filed in 1998 on a Form 5.

                             EXECUTIVE COMPENSATION

         The table below provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996 of the following persons:
(i) the Chief Executive Officer at December 31, 1998, (ii) the Company's former Chief Executive Officer who retired effective April 17, 1998, and (iii) the four other most highly compensated (based upon combined salary and bonus) executive officers of the Company (collectively, the "Named Officers").



                                            SUMMARY COMPENSATION TABLE



                                         ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                                                                         LONG
                                                            OTHER       RESTRICTED       TERM
                                                            ANNUAL        STOCK        INCENTIVE     STOCK
     NAME AND                     SALARY       BONUS       COMPEN-        AWARDS        PAYOUTS     OPTIONS     SAR         OTHER
PRINCIPAL POSITION         YEAR    ($)          ($)       SATION ($)       ($)            ($)         (#)       (#)         ($)

Frank E. Bauchiero         1998    428,125                                 137,500                   160,000           193,131(1)(2)
Chief Executive Officer    1997    375,000                                 180,000                                       4,500   (1)
and President              1996    141,173(3)                                                         19,607



Lambert E. Althaver        1998    281,125(8)   51,562                                    11,080      60,000             9,600  (1)
Former Chief Executive     1997    450,000                                                 1,862                         9,000  (1)
Officer                    1996    375,000                                               204,379                         8,870  (1)
                                                                                                      17,647

Robert H. Walpole          1998    265,000     407,116(5)                                             30,000            29,349(1)(4)
Vice President             1997    265,000     386,338(5)                                                                9,000   (1)
                           1996    265,000     280,070(5)                                                                9,717   (1)


Richard H. Whitehead, III  1998    200,000                42,000 (6)                                  30,000            21,220(1)(7)
Vice President             1997    200,000                42,000 (6)                                                       929   (7)
                           1996    200,000                42,000 (6)                                   7,843



Daniel L. Hittler          1998    160,000                                                   742      16,000            11,189(1)(7)
Secretary and Chief        1997    160,000                                                                               9,150  (1)
Administrative Officer     1996    150,000                                                             5,882             8,325  (1)




Michael J. Shope           1998    165,000                                                            16,000            13,921(1)(7)
Treasurer and Chief        1997    165,000      22,500                                                                   9,090   (1)
Financial Officer          1996    150,000      27,000                                                 3,529            10,035   (1)





------------------

(1) These amounts represent matching and retirement contributions made by the Company pursuant to its salary savings plan, entitled the "Advantage Plan."
(2) Includes imputed income for personal use of Company leased aircraft and automobile.
(3) Salary for the period August 16, 1996 to December 31, 1996; executive began employment on August 16, 1996.
(4) Includes reimbursed relocation expenses and imputed income for personal use of Company leased automobile.
(5) First, second and third of four cash payments earned under the Company's Engine Management Incentive Compensation Plan covering the period July 1, 1991 to June 30, 1996.
(6) $42,000 was paid in each 1998, 1997 and 1996, to adjust for cost of living and expatriate status.
(7)  Imputed income for personal use of Company leased automobile.
(8)  Mr. Althaver retired effective April 17, 1998.

INCENTIVE COMPENSATION

         Beginning with fiscal year 1997, the executive officers became eligible for a restructured incentive compensation program. The program is comprised of both a short term and a long term incentive component. Short term incentive awards are based solely on the financial performance of the Company for each fiscal year. Long term incentive awards are based in part on corporate financial performance. Accordingly, audited financials must be used to determine these awards. Since audited financials are not available until February following the close of any fiscal year, the annual award cycle was moved from December of the fiscal year to the following February. Grants to the executive officers of the Company of stock options under the Company's long term incentive plan for fiscal year 1997 were made in February 1998.

         The following table provides information for the Named Officers' unexercised options at December 31, 1998. These options were granted under the Company's Equity Based Long Term Incentive Plan (the "Equity Plan").



          AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END 1998 OPTION VALUES



                                                      NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                                                     AT DECEMBER 31, 1998(#)           DECEMBER 31, 1998 ($)(1)
                                                ----------------------------------  --------------------------------
                                                  EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
                                                 --------------   --------------    --------------   ---------------

Frank E. Bauchiero............................   192,514          0                 0                0
Lambert E. Althaver...........................   148,621          0                 0                0
Robert H. Walpole.............................    30,000          0                 0                0
Richard H. Whitehead, III.....................    61,426          0                 0                0
Daniel L Hittler..............................    42,551          0                 0                0
Michael A. Shope..............................    27,338          0                 0                0


------------------
(1) Based upon the difference between the exercise price and the $6-3/8 closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1998.
(2)  Mr. Althaver retired effective April 17, 1998.



                                               OPTION GRANTS IN 1998


                                     INDIVIDUAL GRANTS
                                     -----------------
                                NUMBER           % OF TOTAL                                      POTENTIAL REALIZABLE VALUE
                            OF SECURITIES         OPTIONS                                         AT ASSUMED ANNUAL RATES
                              UNDERLYING         GRANTED TO                                      OF STOCK APPRECIATION FOR
                               OPTIONS           EMPLOYEES  EXERCISE                                OPTION TERMS (1)
                               GRANTED            IN 1998    PRICE        EXPIRATION                 ----------------
                                 (#)                (%)      ($/SH)          DATE              5% ($)          10% ($)
                             -----------         ---------  --------      ----------          ------          -------

Frank E. Bauchiero                60,000             33.5    13.25          2/18/08           564,719         1,473,222
                                 100,000                      9.25          8/25/08           657,063         1,714,127
Lambert E. Althaver               60,000             12.5    13.25          2/18/04           564,719         1,473,322
Robert H. Walpole                 30,000              6.3    13.25          2/18/08           282,360           736,611
Richard H. Whitehead, III         30,000              6.3    13.25          2/18/08           282,360           736,611
Daniel L. Hittler                 16,000              3.3    13.25          2/18/08           150,584           392,859
Michael A. Shope                  16,000              3.3    13.25          2/18/08           150,584           392,859


------------------

(1) Gains are reported net of option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercise are dependent on future performance of Common Stock. The amounts reflected in the Table may not necessarily be achieved.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         The Company has entered into employment agreements with Messrs. Hittler, Shope, Whitehead and Walpole which have terms expiring on August 16, 1999 and provides them minimum base salaries of $150,000, $150,000, $200,000 and $265,000, respectively, subject to review and increase by the Board of Directors Compensation Committee (the "Compensation Committee"). Each employment agreement is renewable automatically for twelve months, subject to cancellation by the Company prior to the anniversary date. The Company also entered into an employment agreement with Mr. Bauchiero which expires on December 31, 2001 and provides a base salary of $450,000, subject to review and increase by the Compensation Committee. Mr. Bauchiero, pursuant to his employment agreement, will also be granted options to purchase 350,000 shares of Common Stock upon the approval by the stockholders of the Amendment to the Equity Based Long Term Incentive Plan.

         For each of the executive officers, an employment agreement is linked to a Termination and Change of Control Agreement ("COC Agreements"). In combination, these agreements provide a severance provision under the terms of which the employee is entitled to severance pay if during the initial term of the agreement or a renewal term, his employment (i) is terminated (including nonrenewal of his employment agreement) by the Company other than for cause or
(ii) is terminated voluntarily by him for good reason. The severance pay payable under the agreements is an amount equal to the annual base compensation being paid to the Named Officer at the date of termination.

         The employment agreements and the COC Agreements were the result of a determination by the Board of Directors that it was important to, and in the best interests of the Company and its stockholders, to ensure that in the event of a possible change in control of the Company, the stability and continuity of management will continue unimpaired, free of distraction incident to any such change in control.

         The COC Agreements provide that if during a three-year period following a Change in Control of the Company, an employee's employment is terminated by the Company without cause or if the employee terminates employment for good reason, the employee will receive (1) a single sum payment equal to three times the employee's average compensation of the prior three calendar years (including incentive bonus), (2) 36 months of additional medical, dental, life, disability and accident insurance, (3) an amount equal to the actuarial equivalent of the benefit under a SERP which the employee would receive if employment would have continued for three years, (4) acceleration of any performance awards granted prior to the extension date equal to the cash amount payable plus the value of any shares of Common Stock payable upon achievement of maximum performance, (5) a cash amount equal to the value of any phantom shares of Common Stock credited to employee's deferral account, (6) stock options will be fully exercisable and restricted stock will be vested, (7) outplacement services at the sole discretion of employee and (8) other perquisites substantially similar to those in effect for the employee at the time of the Change of Control of the Company. In the event the present value of these payments and benefits exceed an amount which would render them "parachute payments" under Section 280G of the Internal Revenue Code, the Company will pay a gross up amount to the employee to compensate him for the additional excise tax assessed thereon. Each employee agrees that following his termination of employment with the Company, he will cooperate with the Company in any litigation involving the Company, not disclose Company trade secrets, and for a one-year period following the date of such employee's termination, not compete with the Company. "Change in Control" of the Company is defined to include certain reorganizations, consolidations or mergers of the Company, certain sales or transfers of substantially all the assets of the Company, approval by the stockholders of the Company of its liquidation or dissolution, a change in the composition of the Company's Board of Directors such that it is comprised of directors, a majority of whom are not "Continuing Directors" as defined in the agreements, or the acquisition by certain persons of twenty percent or more of the combined voting power of the Company's outstanding securities.

         On January 5, 1999, subsequent to the reporting year, the Board amended the COC Agreements such that in the event of a Change of Control during the calendar year 1999, (i) the single sum payment mentioned under (1) in the previous paragraph is replaced by an amount equal to three times the sum of (x) the employee's annual base salary and (y) a bonus of 75% (100% for Frank E. Bauchiero) of such employee's annual base salary, (ii) each employee is granted a 30-day period commencing six months following consummation of a Change of Control, during which the employee will be entitled to voluntarily terminate employment with the Company and be deemed to have terminated employment for good reason, and (iii) Mr. Bauchiero will receive $2,000,000 in exchange for the cancellation of, or failure to grant, the option to purchase 350,000 shares of Common Stock scheduled to be granted to him under his employment agreement which is subject to stockholders' approval.

         In addition, each executive officer is entitled to participate in the Equity Plan. Upon Mr. Althaver's retirement on April 17, 1998, other than payments which he received through participation in the Company's Supplemental Employee Retirement Plan, Mr. Althaver received base salary through August 15, 1998, a pro rata incentive bonus of $51,562 for the period January to August 15, 1998, and reimbursement for the lease cost for a Company car provided through August 15, 1999.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

         Recognizing that an organization's long term success is in large part determined by the quality of leadership provided by its executive officers, the Company has designed its executive compensation program to attract, motivate and retain the highest level of executive talent and to align these executives' interests with the long term interests of the stockholders. The program is comprised of base salary, incentive compensation (Short Term Incentive and Long Term Incentive) and benefits typically offered to executives by comparably sized manufacturing companies.

         The Compensation Committee, which is comprised solely of outside Directors, determines the compensation of the executive officers of the Company, including the Named Officers, and sets the policies for, and reviews the compensation awarded to, the approximately next 25 most highly compensated employees. In reviewing the individual performances of such officers (other than the CEO), the Compensation Committee considered the recommendations of Mr. Bauchiero.

         The Compensation Committee currently intends for all compensation paid to the Named Officers to qualify as a tax deductible expense pursuant to Section 162(m) of the Internal Revenue Code. In the future, however, if in the judgment of the Compensation Committee the benefits to the Company of failing to so qualify outweigh any costs to the Company, then the Compensation Committee may revise such policy.

BASE SALARY

         The Committee reviewed market based surveys of comparative salaries in job classifications which correlate with positions of the six officers existing as of December 1997.

         The Committee concluded that the salaries of three of the Named Officers were approximately 50th percentile of the market data base provided, one such officer was below market rate and one officer was above market rate. The remaining officer, Lambert E. Althaver, retired effective April 17, 1998. The Committee decided to maintain the 1997 salaries of the Named Officers. Mr. Bauchiero was appointed Chief Executive Officer effective April 17, 1998, and his salary was increased from $375,000 to $450,000 in keeping with his position.

INCENTIVE COMPENSATION

         Beginning with fiscal year 1997, the Company's executive officers became eligible for a restructured incentive compensation program. The plan is composed of a Short Term Incentive component and a Long Term Incentive component.

         Short Term awards are based solely on the financial performance of the Company for each fiscal year. Accordingly, audited financials must be used to determine such awards. Since audited financials are not available until February following the close of any fiscal year, the annual award cycle has been moved from December of the fiscal year, to the following February. No awards were made in 1998 (related to 1997 fiscal year performance).

         Calculation of Short Term awards is based equally on three economic factors which are compared to the Company's annual business plan as approved by the Board of Directors. The three factors are: (1) EBIT Margin, (2) Cash Flow From Operations, and (3) Return On Invested Capital. Officers may receive cash awards from zero to 75% of base salary, depending on the relative financial performance to the annual business plan. Additionally, such officers have the option to defer their award for three years. However, once deferral is elected, payout can be made only after a three year waiting period, except as defined by the Change of Control Agreement.

         Long Term awards are based on achievement of personal objectives, the individual's performance for the fiscal year and corporate financial performance. Long Term awards are stock options issued at the fair market value determined by the closing price on the Nasdaq on the day of the Compensation Committee meeting (February 18, 1998). Officers may receive awards from zero to three times their base salary (where number of options is determined by dividing base salary by fair market value of the Common Stock on the date of grant). Award of such Long Term options is made by the Compensation Committee of the Board through the Long Term Equity Based Incentive Plan, as approved by the stockholders on April 19, 1995. Options granted in 1998 to the Named Officers are listed in the table OPTION GRANTS IN 1998.

ENGINE MANAGEMENT INCENTIVE COMPENSATION PLAN

         Incentive compensation for executive officers assigned to the Walbro Engine Management Corporation subsidiary ("EMC"), including Mr. Walpole, was based on EMC's financial performance measured against the five year plan ending June 30, 1996. Although this plan is no longer operative, the awards earned were deferred for payment over four years (1996 through 1999). Accordingly, Mr. Walpole was paid $407,116 in 1998.

                             COMPENSATION COMMITTEE
                         William T. Bacon, Jr., Chairman
                    John E. Utley             Robert D. Tuttle

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of February 11, 1999 the total number of shares of Common Stock of the Company beneficially owned, and the percentage so owned, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company, (iii) each of the Company's executive officers, and
(iv) all directors and executive officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose.

                                                                                 AMOUNT AND
                                                                                 NATURE OF
                                                                                 BENEFICIAL              PERCENTAGE
                                 NAME                                           OWNERSHIP(1)              OF CLASS
----------------------------------------------------------------------   -------------------------   -----------------

David L. Babson & Co., Inc............................................    731,500 (2)                 8.4%
Franklin Resources....................................................    694,500 (3)                 8.0%
Merrill Lynch Asset Management Group..................................    647,900 (4)                 7.5%
Dimensional Fund Advisors.............................................    471,802 (5)                 5.4%
American Express......................................................    435,650 (6)                 5.0%
Lambert E. Althaver...................................................    301,288 (7)                 3.5%
William T. Bacon, Jr..................................................     67,775 (8)                 *
Frank E. Bauchiero....................................................    245,184 (9)                 2.8%
J. Dwane Baumgardner..................................................     13,741 (10)                *
Daniel L. Hittler.....................................................     50,763 (11)                *
Vernon E. Oechsle.....................................................     17,591 (12)                *
Michael A. Shope......................................................     29,538 (13)                *
Robert D. Tuttle......................................................     25,000 (14)                *
John E. Utley.........................................................     21,153 (15)                *
Robert H. Walpole.....................................................    228,415 (16)                2.6%
Richard H. Whitehead, III.............................................    166,649 (17)                1.9%
All Directors and Executive Officers as a Group
  (11 persons)........................................................    865,809 (18)                13.4%


------------------
* Indicates that the percentage beneficially owned does not exceed one percent.

(1) The named stockholders have sole voting and dispositive power over all shares except as otherwise noted and except as to those shares over which beneficial ownership is disclaimed.

(2) As reported on a Schedule 13G dated February 1, 1999 filed with the Commission by David L. Babson & Co., Inc., David L. Babson & Co., Inc. has sole voting power and sole dispositive power with respect to all 731,500 of these shares. The address of this stockholder is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

(3) As reported on a Schedule 13G dated February 10, 1999 filed with the Commission by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., the securities reported therein are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"). According to such Schedule 13G, neither FRI, Charles B. Johnson nor Rupert H. Johnson, Jr. have any power to dispose or to direct the disposition of any of the 694,500 shares; Templeton Investment Counsel, Inc. has sole voting and dispositive power with respect to 103,700 shares; Templeton Management Limited has sole voting and dispositive power with respect to 353,100 shares; Templeton Global Advisors Limited has sole voting power with respect to 190,200 shares and sole dispositive power with respect to 218,600 shares; and Templeton Investment Management Limited has sole voting and dispositive power with respect to 19,100 shares. The address of FRI is 777 Mariners Island Boulevard, San Mateo, California 94404.

(4) As reported on a Schedule 13G dated February 1, 1999 filed with the Commission by Merrill Lynch & Co., Inc., Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P. share voting and dispositive power with respect to 647,900 shares. Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P. are two of several legal entities comprising Merrill Lynch Asset Management Group of Merrill Lynch & Co., Inc. The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York, 10381.
(5) As reported on a Schedule 13G dated February 11, 1999 filed with the Commission by Dimensional Fund Advisors, Dimensional Fund Advisors has sole voting and dispositive power with respect to 471,802 shares. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(6) As reported on a Schedule 13G dated January 22, 1999 filed with the Commission by American Express Financial Corporation, American Express Company and American Express Financial Corporation share voting power with respect to 411,250 shares and share dispositive power with respect to 435,650 shares. The address of American Express Company is American Express Tower, 200 Vesey Street, New York, New York 10285. The address of American Express Financial Corporation is IDS Tower 10, Minneapolis, Minnesota 55440.
(7) Includes 74,643 shares owned by Mr. Althaver's wife. Mr. Althaver disclaims ownership of these shares. Also includes 148,621 shares which are covered by presently exercisable options granted under the Equity Plan.
(8) Includes 3,300 shares owned by the Margaret Hoyt Bacon Trust and 5,025 shares owned by Mr. Bacon's son. Mr. Bacon disclaims beneficial ownership of these shares. Also includes 10,000 shares over which Mr. Bacon shares voting power as co-trustee of two trusts for the benefit of the beneficiaries of the estate of his deceased mother. Includes 10,000 shares which are covered by presently exercisable options granted under the Equity Plan.
(9) Includes 192,514 shares which are covered by presently exercisable options granted under the Equity Plan and 9,976 shares which represent shares convertible from the Convertible Trust Preferred Securities.
(10) Includes 13,741 shares which are covered by presently exercisable options granted under the Equity Plan.
(11) Includes 4,600 shares owned by Mr. Hittler's wife. Mr. Hittler disclaims beneficial ownership of these shares. Also includes 42,551 shares which are covered by presently exercisable options granted under the Equity Plan and 1,238 shares held for the account of Mr. Hittler by the trustee of the Company's Employee Stock Ownership Plan, plus 821 shares which represent shares convertible from the Convertible Trust Preferred Securities.
(12) Includes 16,591 shares which are covered by presently exercisable options granted under the Equity Plan.
(13) Includes 27,338 shares which are covered by presently exercisable options granted under the Equity Plan.
(14) Includes 15,000 shares over which Mr. Tuttle shares voting power as co-trustee with his wife. Includes 10,000 shares which are covered by presently exercisable options granted under the Equity Plan.
(15) Includes 1,500 shares over which Mr. Utley has voting power as trustee of a trust and 21,153 shares which are covered by presently exercisable options granted under the Equity Plan.
(16) Includes 79,385 shares over which Mr. Walpole shares voting power as co-trustee of a trust for the benefit of the beneficiaries of the estate of his deceased father. Includes 13,325 shares owned by Mr. Walpole's wife. Mr. Walpole disclaims beneficial ownership of these shares. Also includes 4,680 shares held for the account of Mr. Walpole by the trustee of the Advantage Plan.
(17) Includes 61,426 shares which are covered by presently exercisable options granted under the Equity Plan. Also includes 5,223 shares held for the account of Mr. Whitehead by the trustee of the Advantage Plan.
(18) Includes 572,435 shares which are covered by presently exercisable options granted under the Equity Plan, 10,797 shares which represent shares convertible from the Convertible Trust Preferred Securities. Also includes 10,199 shares held for the account of three officers of the Company by the trustee of the Advantage Plan and includes 1,238 shares held for one officer of the Company by the Trustee of the Company's Employee Stock Ownership Plan.

                  SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN (SERP)

         On February 18, 1998, the Board of Directors approved a SERP for officers of the Company. The following table provides a summary of expected benefits.

                                                PENSION PLAN TABLE

                                                                      YEARS OF SERVICE
                                                                      ----------------

       REMUNERATION                       15                    20                   25                   30                  35
       ------------                       --                    --                   --                   --                  --
         125,000                       28,125                37,500               46,875               56,250              65,625

         150,000                       33,750                45,000               56,250               67,500              78,750

         175,000                       39,375                52,500               65,625               78,750              91,875

         200,000                       45,000                60,000               75,000               90,000             105,000

         225,000                       50,625                67,500               84,375              101,250             118,125

         250,000                       56,250                75,000               93,750              112,500             131,250

         300,000                       67,500                90,000              112,500              135,000             157,500

         400,000                       90,000               120,000              150,000              180,000             210,000

         450,000                      101,250               135,000              168,750              202,500             236,250

         500,000                      112,500               150,000              187,500              225,000             262,500




         In general the SERP provides for an annual benefit of 1 1/2% of the Final Average Earnings ("FAE") (generally defined as the average of the executive's base salary for the three highest consecutive years of Company employment) times the number of years of credited service. As of the end of the reporting year, Frank E. Bauchiero is credited with 16.2 years of service; Robert H. Walpole is credited with 28 years of service; Richard H. Whitehead, III is credited with 18 years of service; Michael A. Shope is credited with 5 years of service; and Daniel L. Hittler is credited with 13 years of service. The annual benefit under the SERP is payable for a fixed period of ten years (except for Frank E. Bauchiero whose SERP benefit is distributed in the form of a single life annuity), beginning at age 65 if the executive previously retired with a vested benefit, or at retirement (if the executive retires after age 65); provided, however, that SERP benefits may be distributed as a lump sum based on an interest rate discount assumption of 9.2% per annum (except for Frank E. Bauchiero who would have a 7.2% interest rate discount assumption). In the event the executive dies before benefit distribution under the SERP commences, the SERP provides for a spousal benefit equal to 50% of the amount of the retirement benefit which would have been paid to the deceased executive had the benefit commenced to be paid the day before the executive died. In the event the executive dies after benefit distribution under the SERP commences, the SERP provides for a spousal benefit equal to 50% of the balance of the deceased executive's retirement benefit, if any. Vesting occurs after 5 years of service and attainment of age 60, upon Change of Control, or upon such earlier date as provided in a specific employment agreement. At the end of the reporting year, only Frank E. Bauchiero and Daniel L. Hittler have a vested benefit under the SERP. Benefits listed in the Pension Plan Table above are not subject to any deduction for Social Security or other offset amounts.

         On January 5, 1999, subsequent to the reporting year, the Board conditionally amended the SERP such that in the event of a Change of Control during the calendar year 1999, (i) the executive's FAE under the SERP will also include a bonus equal to 75% of the executive's base salary (except for Frank

E. Bauchiero who will receive a bonus equal to 100% of his base salary), (ii) actuarial equivalency shall be based on an interest rate discount assumption of 7.2% per annum (except for Frank E. Bauchiero who would have a 4.0% interest rate discount assumption), and (iii) the lump sum payment determined on the basis of such interest rate discount assumption shall be equal to the present value of a single life annuity if the executive is not married, or a life and 50% surviving spouse annuity if the executive is married, based on the 1983 Group Annuity Mortality Tables.

         Pursuant to the Plan and coincident with his retirement from the Company, Mr. Althaver was awarded an annual payment of $196,695 for ten years to be paid beginning September 1, 1998.

                                PERFORMANCE GRAPH

         The following graph shows a five year comparison of cumulative total returns for the Company, the S&P 500 composite index and a peer group of companies selected by the Company (the "Peer Group").

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              [GRAPHIC OMITTED]


                                         1993           1994         1995         1996        1997          1998
   WALBRO CORPORATION                   100.00          72.31        69.99       72.43        54.55         25.88
   STANDARD AND POOR'S 500 INDEX        100.00         101.32       139.40      171.40       228.59        293.91
   PEER GROUP                           100.00          73.85        69.51       94.50       114.35        115.14

         The comparison assumes $100 was invested on December 31, 1993 in the Common Stock, the S&P 500 Index, and in the Peer Group.

         The companies in the Peer Group, all of which are in the automotive industry, are as follows:

Arvin Industries, Inc.                   Mascotech, Inc.
Borg Warner Automotive, Inc.             Shiloh Industries Inc.
Breed Technologies Inc.                  Simpson Industries, Inc.
Collins & Aikman Products Co.            A.O. Smith Corporation
Donnelly Corporation                     The Standard Products Company
Excel Industries, Inc.                   Superior Industries International, Inc.
Gentex Corporation                       Tower Automotive
Hayes Lemmerg International, Inc.        Walbro Corporation
Intermet Corporation


Harvard Industries, Inc. filed for bankruptcy protection on May 8, 1997. As a result of this filing, Harvard Industries, Inc. has been deleted from the Peer Group.


                          INDEPENDENT PUBLIC ACCOUNTANT

         The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1999. Arthur Andersen LLP has been the Company's independent public accountant for thirteen years. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions with respect to that firm's examination of the Company's Consolidated Financial Statements.

                          PROPOSALS OF SECURITY HOLDERS

         Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Secretary of the Company, 1227 Centre Road, Auburn Hills, Michigan 48326, no later than November 24, 1999. Any stockholder proposal for consideration at the next Annual Meeting of Stockholders will be considered untimely if received by the Company later than February 7, 2000. The Company form of proxy for the next Annual Meeting of Stockholders will confer discretionary authority upon the persons named as proxies to vote on any untimely stockholder proposals.

                                    FORM 10-K

         The Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including the financial statements and the schedules thereto, upon the written request of any security holder as of the record date, and will provide copies of the exhibits to such Annual Report upon payment of a reasonable fee which shall not exceed the Company's reasonable expenses incurred in connection therewith. Requests for such materials should be directed to Secretary, Walbro Corporation, 1227 Centre Road, Auburn Hills, Michigan, 48326.

                                 OTHER BUSINESS

         It is not anticipated that any matters will be presented to the stockholders other than those mentioned in this Notice. However, if other matters are brought before the meeting, it is intended that the persons named in the Proxy will vote as the Board of Directors directs.

                                             By order of the Board of Directors

                                             /s/ Daniel L. Hittler
                                             -----------------------------------
                                             Daniel L. Hittler, Secretary



                     ALL STOCKHOLDERS ARE URGENTLY REQUESTED

                     TO SIGN AND MAIL THEIR PROXIES PROMPTLY

                                   APPENDIX A

                                 FIRST AMENDMENT
                                     TO THE
                               WALBRO CORPORATION
                      EQUITY BASED LONG TERM INCENTIVE PLAN


         WHEREAS, Walbro Corporation (the "Company") has previously established the Walbro Corporation Equity Based Long Term Incentive Plan (the "Plan"), which was approved, as amended and restated, by the stockholders of the Company on April 19, 1995; and

         WHEREAS, the Company has determined that it is in the interest of the Company and its stockholders to expand the availability of options under the Plan to Company employees in order to further identify the interest of employees with the interests of the Company and its stockholders; and

         WHEREAS, the Company has determined that the best method of achieving the purposes of the Plan is to expand the number of shares available for option under the Plan.

         NOW, THEREFORE, in consideration of the foregoing recitals, the Company has determined to amend the Plan as follows:

1. The first paragraph of Section 4 is amended in its entirety to read as follows:

                  "The total number of shares of Common Stock reserved and available for distribution pursuant to Awards under the Plan shall be 1,290,871 shares of Common Stock. Shares of Common Stock to be delivered by the Company with respect to any particular Award hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares."

2. This amendment will be effective upon approval by a majority of stockholders present at the Annual Meeting of the Company, to be held on May 4, 1999.

3.   In all other respects the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, this amendment is hereby executed this 17th day of March, 1999.

                                     WALBRO CORPORATION

                                     /s/ Daniel L. Hittler
                                     ---------------------------------------
                                     By:      Daniel L. Hittler
                                     Title:   Secretary and Chief Administrative
                                              Officer

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PROXY                                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR                             PROXY

                                                 ANNUAL MEETING OF STOCKHOLDERS OF

                                                         WALBRO CORPORATION

                                                     TO BE HELD ON MAY 4, 1999

The undersigned hereby appoints Frank E. Bauchiero and Daniel L. Hittler, and each or either of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Walbro Corporation to be held at the offices of
Katten, Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois on May 4, 1999 at 10:00 a.m. local time, or at any adjournment thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

                   IF NOT MARKED TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1.

                          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1.

          IF NOT MARKED TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO AMEND THE WALBRO CORPORATION EQUITY
                                      BASED LONG TERM INCENTIVE PLAN AS SET OUT IN PROPOSAL 2.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO THE WALBRO CORPORATION EQUITY BASED LONG TERM
                                              INCENTIVE PLAN AS SET OUT IN PROPOSAL 2.

                       IMPORTANT:  THIS PROXY IS CONTINUED AND MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

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
                               WALBRO CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /
[                                                                              ]

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                                                      For All
                                       For  Withheld  Except Vote Withheld for the Nominee(s)                          For  Withheld

1. ELECTION OF CLASS III DIRECTORS:    / /    / /       / /                           2. TO APPROVE THE AMENDMENT TO   / /     / /
   William T. Bacon Jr.                                     ------------------           THE WALBRO CORPORATION
   Frank E. Bauchiero                                                                    EQUITY BASED LONG TERM
   Vernon E. Oeschle                                                                     INCENTIVE PLAN.

                                                                                      3. IN THEIR DISCRETION, THE
                                                                                         PROXIES ARE AUTHORIZED TO
                                                                                         VOTE UPON SUCH OTHER MATTERS
                                                                                         AS MAY PROPERLY COME BEFORE
                                                                                         THE MEETING.



                                                                                      ----------------------------------------------
                                                                                      Signature


                                                                                      ----------------------------------------------
                                                                                      Signature (if held jointly)


                                                                                      Date:                   , 1999
                                                                                             -----------------
                                                                                      Signature(s) of holders of common stock should
                                                                                      agree with the name(s) shown on this Proxy.
                                                                                      For joint account, both owners should sign.
                                                                                      When signing as attorney, executor,
                                                                                      administrator, trustee or guardian, please
                                                                                      give title as such. When signing as a
                                                                                      corporation, please sign in full corporate
                                                                                      name by President or other authorized officer.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING                           When signing as a partnership, please sign in
THE ENCLOSED ENVELOPE.                                                                partnership name by an authorized person.

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